Exhibit 10.66
Restricted Stock Agreement
Flowserve Corporation
Equity and Incentive Compensation Plan
     This Restricted Stock Agreement (the “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and «First_Name» «Last_Name» (the “Participant”) as of                     , 20___(the “Date of Grant”). All capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Plan (defined below).
     WHEREAS, the Company has adopted the Flowserve Corporation Equity and Incentive Compensation Plan (the “Plan”) to strengthen the ability of the Company to attract, motivate and retain Employees and Outside Directors who possess superior capabilities and to encourage such persons to have a proprietary interest in the Company.
     WHEREAS, the Organization and Compensation Committee of the Board of Directors of the Company believes that the grant of Restricted Stock to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
1.	Restricted Stock
               In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, a Restricted Stock Award of «M___of_Shares_Granted» shares of Common Stock, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Stock”).
2.	Restrictions on Transfer Before Vesting
(a)	The Restricted Stock will be transferred of record to the Participant and a certificate or certificates representing said Restricted Stock will be issued in the name of the Participant immediately upon the execution of this Agreement. Each of the Restricted Stock certificates will bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions as permitted under Section 15.9 of the Plan. The Company either shall retain custody of such Restricted Stock certificate(s) prior to vesting (the “Restriction Period”) or require the Participant to enter into an escrow arrangement under which the Restricted Stock certificate(s) will be held by an escrow agent. Certificates for shares of Common Stock free of restriction under this Agreement and the Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period expires without forfeiture in respect of the shares of Common Stock. The delivery of any shares of Restricted Stock pursuant to this Agreement is subject to the provisions of Paragraph 10 below. The

Participant, by his or her acceptance of this Agreement, shall irrevocably grant to the Company a power of attorney to transfer any shares forfeited pursuant to Paragraph 3 or Paragraph 4 and agrees to execute any documents requested by the Company in connection with the forfeiture and transfer. The provisions of this Paragraph 2 are specifically performable by the Company in a court of equity or law.

(b)	Except as otherwise provided by Paragraph 3, the Restricted Stock shall vest ratably over a three-year period following the Date of Grant, with 1/3 of the Restricted Stock vesting on the first annual anniversary of the Date of Grant, 1/3 of the Restricted Stock vesting on the second annual anniversary of the Date of Grant, and 1/3 of the Restricted Stock vesting on the third annual anniversary of the Date of Grant. Absent prior written consent of the Committee, the shares of Restricted Stock granted hereunder to the Participant are subject to forfeiture to the Company and may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, from the Date of Grant until the shares of Restricted Stock shall have become vested in the Participant.

(c)	Consistent with the foregoing, except as contemplated by Paragraph 5 below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant or his Beneficiary hereunder becomes bankrupt or attempts to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Paragraph 5, or if any creditor attempts to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit will cease and terminate.
3.	Effect of Termination of Employment or Services
(a)	The Restricted Stock granted pursuant to this Agreement will vest in accordance with the vesting schedule reflected in Paragraph 2(b) above, on the condition that the Participant remains employed by or continues to provide services to the Company or a Subsidiary through each applicable vesting date set forth in Paragraph 2(b). If, however, either:
(i)	the Company and its Subsidiaries terminate the Participant’s employment or service relationship; or

(ii)	the Participant terminates his or her employment or service relationship, then the shares of Restricted Stock that have not vested in accordance with the vesting schedule reflected in Paragraph 2(b) above, as of the date of the termination of employment (or cessation of services, as applicable), shall be forfeited by the Participant to the Company.

(b)	Notwithstanding Paragraph 3(a) above, upon the cessation of the Participant’s employment or services (whether voluntary or involuntary), the Committee may, in its sole and absolute discretion, elect to accelerate the vesting of some or all of the unvested shares of Restricted Stock.
4.	Forfeiture and Disgorgement Upon Competition
(a)	Notwithstanding any provisions in this Agreement to the contrary, in the event either (A) the Participant violates the provisions of Paragraph 4(b) below or the provisions of any restrictive covenants agreement by and between the Company or its Subsidiaries and the Participant or (B) the Participant, or anyone acting on the Participant’s behalf, brings a claim against the Company seeking to declare any term of this Paragraph 4 void or unenforceable or the provisions of any other restrictive covenants agreement by and between the Company or its Subsidiaries and the Participant void or unenforceable, then:
(i)	the shares of Restricted Stock will immediately cease to vest; and all shares of Restricted Stock that have not vested in accordance with the vesting schedule reflected in Paragraph 2(b) above, as of the date of the violation, shall be forfeited by the Participant to the Company;

(ii)	the Participant will immediately sell to the Company 1/3 of all shares of Common Stock acquired by the Participant pursuant to this Agreement and that the Participant still owns on the date of the violation for the Fair Market Value of the Common Stock on the date of sale to the Company;

(iii)	the Participant will immediately pay to the Company 1/3 of any gain that the Participant realized on the sale of shares of Common Stock acquired pursuant to this Agreement; and

(iv)	the Company shall be entitled to payment by the Participant of its attorneys’ fees and costs incurred in enforcing the provisions of this Paragraph 4, in addition to any other legal remedies.
The provisions of this Paragraph 4 shall survive the termination or expiration of this Agreement.

(b)	By execution of this Agreement, the Participant, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees that from the Date of Grant until the date one (1) year immediately following his or her termination of employment (for any reason), the Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:
(i)	Non-Competition

Become employed by, advise, perform services, establish, have any ownership interest in, invest in or otherwise engage in any capacity with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope and Participant’s job duties are international in scope, the “Restricted Area” is worldwide. Nothing in this Paragraph 4(b)(i) shall prohibit Participant’s direct or indirect ownership of securities of any business traded on any national securities exchange or an inter-dealer quotation system, on condition that: Participant does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business; such ownership is for investment purposes only; and Participant does not have the right, and is not a member of a group that has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of such business;

(ii)	Non-Solicitation

Curtail the business of, interfere with the Company’s relationship with, solicit business from, attempt to transact business with or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (A) Participant contacted, called on, serviced, did business with or had contact with during Participant’s employment or that Participant attempted to contact, call on, service, or do business with during Participant’s employment; (B) Participant became acquainted with or dealt with, for any reason, as a result of Participant’s employment by the Company; or (C) Participant received Confidential Information (defined below) regarding during Participant’s employment with the Company. This restriction applies only to business that is in the scope of services or products provided by the Company;

(iii)	Non-Recruitment

Hire, solicit for employment, induce or encourage to leave the employment of the Company or its subsidiaries, or otherwise cease their employment with the Company or its subsidiaries, on behalf of Participant or any other person or entity any current employee of the Company or its Subsidiaries or any former employee of the Company or its Subsidiaries whose employment ceased no more than three (3) months earlier.
(c)	Confidential Information

Upon Participant’s execution of this Agreement, and continuing on an ongoing basis during Participant’s employment by the Company, the Company agrees to provide Participant with new Confidential Information (defined below) to which Participant has not previously had access. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:
(i)	information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

(ii)	business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(iii)	financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(iv)	names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(v)	any non-public matter or thing obtained or ascertained by Participant through Participant’s association with the Company, the use or disclosure of which may reasonably be construed to be contrary to the best interests of any the Company.

(d)	Non-Disclosure

In exchange for the Company’s promise to provide Participant with Confidential Information, Participant shall not, during the period of Participant’s employment by the Company or at any time thereafter, disclose, publish or use for any purpose any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or Participant’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the termination of Participant’s employment by the Company for any reason, Participant shall immediately return and deliver to the Company any and all Confidential Information, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in Participant’s possession, custody or control, whether prepared by Participant or others. If at any time after termination of Participant’s employment, for any reason, Participant determines that Participant has any Confidential Information in Participant’s possession or control, Participant shall immediately return to the Company, or at the Company’s request destroy, all such Confidential Information in Participant’s possession or control, including all copies and portions thereof.

(e)	By execution of this Agreement, the Participant agrees that the provisions of this Paragraph 4 shall apply to all grants (including, without limitation, grants of incentive stock options, nonqualified stock options and Restricted Stock) made to the Participant pursuant to the Plan during the fiscal year in which the Date of Grant occurs and, to the extent the provisions of such grants are inconsistent with any of the provisions of this Paragraph 4, the Company and the Participant agree that (i) the provisions of this Paragraph 4 shall control and (ii) the provisions of any such award agreements are hereby amended by the terms of this Paragraph 4.
5.	Limitation of Rights

Nothing in this Agreement or the Plan shall be construed to:
(a)	give the Participant any right to be awarded any further Restricted Stock or any other Award in the future, even if Restricted Stock or other Awards are granted on a regular or repeated basis, as grants of Restricted Stock and other Awards are completely voluntary and made solely in the discretion of the Committee;

(b)	give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c)	confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.
6.	Data Privacy
               By execution of this Agreement, the Participant acknowledges that he or she has read and understands the Flowserve Corporation Employee Data Protection Policy (the “Policy”). The Participant hereby consents to the collection, processing, transmission, use and electronic and manual storage of his or her personal data by the Company, Wells Fargo Shareowner Services (“Wells Fargo”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) in order to facilitate Plan administration. The Participant understands and acknowledges that this consent applies to all personally-identifiable data relevant to Plan administration, including the Participant’s name, home address, work email address, job title, GEMS ID, National Identification Number or Social Security Number, employee status, work location, work phone number, tax class, previous equity grant transaction data and compensation data. The Participant further agrees to furnish to the Company any additional information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
               The Participant understands that for purposes of Plan administration, the Participant’s personal data will be collected and processed at 5215 N. O’Connor Blvd, Suite 2300, Irving, Texas (USA), and transferred to Wells Fargo at 161 North Concord Exchange, South St. Paul, Minnesota (USA) and Merrill Lynch at 4 World Financial Center, 250 Vesey St., New York, New York (USA).
7.	Prerequisites to Benefits
               Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the Restricted Stock awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.
8.	Rights as a Stockholder
               From and after the time the shares of Restricted Stock are issued in the Participant’s name in accordance with Paragraph 2(a), the Participant will be entitled to all the rights of ownership of the shares of Restricted Stock, including the right to vote those shares and to receive dividends thereon if, as and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement.
9.	Successors and Assigns
               This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
10.	Securities Act
               The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):
(a)	stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b)	stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:
(i)	through a broker on a national securities exchange, or

(ii)	with the prior written approval of the Company; and
(c)	containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.
11.	Federal and State Taxes
(a)	Any amount of Common Stock that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the laws of the jurisdiction where the Participant is employed, and, if applicable, the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other foreign, federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of any foreign, federal, state or local requirement or the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b)	Notwithstanding Paragraph 11(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:

(i)	the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii)	the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding;

(iii)	the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or

(iv)	any combination of the alternatives described in Paragraphs 11(b)(i) through 11(b)(iii) above.
(c)	Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 11(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.
12.	Adjustment of Number of Shares of Restricted Stock
               The number of shares of Restricted Stock granted hereunder shall be subject to adjustment in accordance with Articles 11 and 12 of the Plan.
13.	Copy of Plan
               By the execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan.
14.	Administration
               This Agreement is subject to the terms and conditions of the Plan. The Plan will be administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. Neither the Company nor the members of the Board or the Committee will be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the shares of Restricted Stock granted hereunder. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

15.	Remedies
               The Company shall be entitled to recover from the Participant reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
16.	Information Confidential
               As partial consideration for the granting of the Award hereunder, the Participant hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant has relating to the terms and conditions of this Agreement. However, such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Participant, as a factor weighing against the advisability of granting any such future award to the Participant.
17.	No Right to Stock
               No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title or interest in any shares of Common Stock allocated or reserved under the Plan or subject to this Agreement, except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant. The Board and the Company do not guarantee the Common Stock of the Company from loss or depreciation.
18.	Notice
               Any notice to be given to the Company or the Committee shall be addressed to the Company in care of its Secretary at its principal office. Any such notice shall be in writing and shall be delivered personally or shall be sent by first class mail, postage prepaid, to the Company. Any person entitled to notice hereunder may waive such notice in writing.
19.	Amendments
               Except as otherwise provided in the Plan, this Agreement may be amended only by a written agreement executed by the Company and the Participant. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason. Notwithstanding the foregoing, the Board or the Committee may amend this Agreement to the extent necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award.
20.	Governing Law
               This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

21.	Severability
               If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included.
22.	Headings
               The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.
23.	Word Usage
               Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
24.	Execution of Receipts and Releases
               Any issuance or transfer of shares of Common Stock or other property to the Participant or to the Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions of this Agreement, shall, to the extent thereof, be in full satisfaction of all claims of such persons under this Agreement. The Company may require the Participant or the Participant’s legal representative, heir, legatee or distribute, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
     The Company and the Participant are executing this Agreement effective as of the Date of the Grant set forth in the introductory clause.

FLOWSERVE CORPORATION

By:

Name:

Title:

«First_Name» «Last_Name»

Name: